EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Emergisoft Holding, Inc. 1998 Stock Incentive Plan, the Emergisoft Holding, Inc. 2001 Stock Incentive Plan and the Emergisoft Holding, Inc. 2001 Non-Employee Director Stock Option Plan, of our report dated April 30, 2001 (except the subsequent event described in the fifth paragraph of Note 1, as to which the date is May 25, 2001), with respect to the consolidated financial statements of Emergisoft Holding, Inc. included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on August 2, 2001.





                                              /s/ Ernst & Young LLP
                                              ----------------------------
                                              ERNST & YOUNG LLP

Dallas, Texas
January 16, 2002